EXHIBIT 99

Date: August 7, 2009

FOR IMMEDIATE RELEASE:

CONTACT:

Trent B. Troyer, President & CEO

330-364-7777 or trent@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For The Quarter and
Fiscal Year Ended June 30, 2009

DOVER, OHIO - FFD FINANCIAL CORPORATION (NASDAQ:FFDF), parent company of First Federal Community Bank, Dover, Ohio, reported net earnings for the three months ended June 30, 2009, of $322,000, or diluted earnings per share of $.32, compared to the $241,000, or $.22, per diluted share, of net earnings reported for the comparable three-month period in 2008. The $81,000, or 33.6%, increase in net earnings resulted from an increase of $180,000, or 145.2%, in other income and a $178,000, or 70.9%, decrease in the provision for losses on loans, which were partially offset by a decrease of $164,000, or 9.7%, in net interest income and increases of $73,000, or 6.1%, in general, administrative and other expenses and $40,000, or 31.5%, in the provision for federal income taxes.

Net earnings for the fiscal year ended June 30, 2009, were $1.1 million, or diluted earnings per share of $1.02, compared to the $1.2 million, or $1.08 per diluted share, reported in fiscal 2008. The $113,000, or 9.7%, decrease in net earnings resulted from a decrease of $397,000, or 5.9%, in net interest income and an increase of $334,000, or 7.2%, in general, administrative and other expenses, which were partially offset by decreases of $414,000, or 48.3%, in the provision for losses on loans and $48,000, or 7.9%, in the provision for federal income taxes and an increase of $156,000, or 26.6%, in other income.

The increase in general, administrative and other expense was due primarily to increases in employee compensation and benefits, FDIC insurance premiums due to a special assessment and an increase in assessment rates, and other expenses as a result of growth in the Corporation’s operations year over year. The increase in employee compensation and benefits was the result of growth in the number of employees year over year and slight increases in wage rates, which were partially offset by a decrease in bonus compensation. The decrease in net interest income was primarily due to yields on interest earning assets declining at a faster rate than the costs of new and repricing deposits, and the cost of carrying excess liquidity. Outstanding borrowings at June 30, 2009, decreased over 2008 fiscal year-end totals. Borrowing costs, however, were flat period to period due to an increase in the average balance outstanding, which was partially offset by a decrease in the average cost of borrowings. The increase in the average balance outstanding period to period was due to additional Federal Home Loan Bank advances to help finance increased loan production at the beginning of the fiscal year and a draw on a credit line used to repurchase a large block of our shares. The $156,000 increase in other income resulted from a $299,000 increase in gain on sale of mortgage loans from a strengthening in the residential mortgage market, which was partially offset by a $170,000 decrease in mortgage servicing revenue net of amortization and an impairment charge related to mortgage servicing rights. The impairment charge on mortgage servicing rights is a function of lower interest rates, increased prepayment speed assumptions, and refinancing of mortgage loans.

The decrease in the provision for losses on loans was due to management’s assessment of its loan portfolio, delinquency rates, net charge-offs, and current economic conditions. Notwithstanding the decrease in the provision for loan losses, loan loss coverage and loss ratios improved due to decreases in the amounts of charge-offs and non-performing loans. Over the twelve-month period, the allowance for loan losses increased by 14.3% from a balance of $1.5 million to $1.7 million. The coverage ratio as a percentage of net loans increased from .95% as of June 30, 2008 to 1.05% as of June 30, 2009. Net charge-offs for the twelve month period totaled $232,310, or .13%, of average assets in fiscal 2009 compared to charge-offs of $305,304, or .17%, in fiscal 2008. Non-performing loans were $949,000, or .50%, of total assets at June 30, 2009, compared to $985,000, or .54%, at June 30, 2008.

FFD Financial Corporation reported total assets of $189.1 million at June 30, 2009, an increase of 4.0% over the June 30, 2008 balance of $181.7 million. Cash and cash equivalents increased by 5.4% from the June 30, 2008 balance of $13.0 million to $13.8 million at June 30, 2009. Loans receivable, net increased by 3.3% from the June 30, 2008, balance of $156.2 million to $161.4 million at June 30, 2009. Total liabilities increased by 4.6% from the June 30, 2008, balance of $163.6 million to $171.1 million at June 30, 2009, and included deposits of $153.6 million, representing an increase of 8.7% over the June 30, 2008, deposit balance of $141.3 million. Shareholders’ equity amounted to $17.9 million at June 30, 2009, a decrease from the $18.2 million total at June 30, 2008. The decrease in shareholders’ equity was primarily attributable to the repurchase of 65,833 shares of the Corporation’s common stock, payments of quarterly dividends and a negative mark to market of investments available for sale, which were partially offset by net earnings of $1.1 million and proceeds from the exercise of stock options.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover and in Sugarcreek. A new office in Berlin will be opening in the near future. The Corporation maintains an interactive web site at www.onlinefirstfed.com

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

	June 30, 2009	June 30, 2008
ASSETS	(unaudited)
Cash and cash equivalents	$ 13,755	$ 13,049
Investment securities	5,865	5,623
Mortgage-backed securities	293	323
Loans receivable, net	161,438	156,232
Loans held for sale	311	-
Real Estate Owned	121	-
Other assets	7,231	6,511
Total assets	$189,014	$181,738

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$153,627	$141,332
Borrowings	14,669	20,595
Other liabilities	2,833	1,631
Total liabilities	171,129	163,558
Shareholders’ equity	17,885	18,180

Total liabilities and shareholders’ equity	$189,014	$181,738

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Fiscal year ended June 30,		Three months ended June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)	(unaudited)

Total interest income	$10,473	$11,815	$2,552	$2,835

Total interest expense	4,196	5,141	1,033	1,152

Net interest income	6,277	6,674	1,519	1,683

Provision for losses on loans	444	858	73	251
Net interest income after provision for losses on loans	5,833	5,816	1,446	1,432

Other income	742	586	304	124

General, administrative and other expense	4,956	4,622	1,261	1,188

Earnings before income taxes	1,619	1,780	489	368

Federal income taxes	562	610	167	127

NET EARNINGS	$ 1,057	$ 1,170	$ 322	$ 241

EARNINGS PER SHARE
Basic	$1.02	$1.08	$.32	$.22

Diluted	$1.02	$1.08	$.32	$.22